Consent of Independent Auditors



The Board of Directors and Shareholders
Principal International Emerging Markets Fund, Inc.


We consent to the reference to our firm under the captions "Financial Highlights", "Additional Information - Financial Statements" and "Financial Statements" and to the use of our report dated August 14, 1997 in the registration statement of Principal International Emerging Markets Fund, Inc. on Form N-1A and related Prospectus and Statement of Additional Information filed with the Securities and Exchange Commission in this Pre-Effective Amendment No. 2 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-29131) and to the Registration Statement under the Investment Company Act of 1940 (Registration No. 811-08249).


/s/Ernst & Young LLP


Des Moines, Iowa
August 27, 1997